Exhibit 10.9

management services Agreement

This Management Services Agreement is made and entered into effective this 1st day of May, 2022 (this “Agreement”), by and between DORCHESTER CAPITAL ACQUISITION CORP., a Delaware corporation (“Company”), on the one hand, and DORCHESTER ENERGY MANAGEMENT LLC, an Oklahoma limited liability company (“DEM”), on the other hand (each a “Party” and collectively, “Parties).

WITNESSETH

WHEREAS, Company is a Special Purpose Acquisition Corporation (“SPAC”) that will be sourcing, engaging, evaluating and negotiating with oil and gas asset based entities for potential merger discussions leading to a potential successful closing transaction.

WHEREAS, Company desires to engage DEM to perform the services and work provided for in this Agreement subject to the terms and provisions of this Agreement;

WHEREAS, DEM desires to perform the services and work provided for in this Agreement subject to the terms and provisions of this Agreement;

WHEREAS, the Parties believe that it would be efficient and economical for DEM to provide the requested management, evaluation and due diligence processes on the Company’s behalf as an independent manager subject to the terms and provisions of this Agreement; and

WHEREAS, upon delivery by DEM to Company, this Agreement shall fully replace and supersede any and all prior written or oral negotiations, discussions, and prior agreements and understandings relating to the subject matters discussed herein.

NOW, THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company hereby engages DEM to perform the services and work provided for in this Agreement, and DEM hereby accepts such engagement, and the Parties, intending to be legally bound hereby, further agree as follows:

Article 1

Services; Billing; Definitions; Indemnities

1.1 Services. During the term of this Agreement, DEM will provide the services and work described on Exhibit A attached hereto and requested by Company (the “Contracted Services”). DEM shall not be responsible for providing any additional services unless any additional services have specifically been requested by Company and agreed to in writing by DEM to provide such services under this Agreement or agreed to within an addendum to this Agreement.

1.1.1 As part of the Contracted Services, DEM may engage with other service providers necessary to perform the Contracted Services, of which costs and expenses will be incurred, covered and paid accordingly, as per Exhibit A, Exhibit B and Exhibit C. If and when contemplating and/or entering into any such contracts in which the Company is, or would be, a named counterparty, DEM agrees that all such contracts shall be subject to prior review and written approval by the Company. DEM further agrees that prior to entering into such contracts, it will communicate and provide to Company’s designee listed in 2.3.1(a) (by email or other electronic forms) a copy of such contract, a summary of the services to be provided under the contract and its needs and benefits in delivering the services to be performed as part of the Contracted Services. DEM agrees that it will work and cooperate with Company, provide copies of such contracts and a description of services to be provided under such contracts, and obtain written approval from Company, prior to Company’s and/or DEM’s execution of such contracts.

1.1.2 At Company’s request, DEM will assist Company in negotiating Master Service Agreements (“MSA”) and Consulting Service Agreements (“CSA”) that are agreements directly between Company and any service providers, provided that Company will be the approval party and executor of such agreements and be responsible for the terms of any such MSA or CSA. Company agrees to release and hold DEM harmless from any damages or other liability arising from providing negotiating assistance on such agreements.

1.1.3 DEM and Company will mutually agree upon a method or methods for monitoring or transferring data, both physically and electronically, and for other forms of electronic communications of any nature that is generated during the operations conducted under this Agreement. DEM and Company, upon the written direction and approval of the Company, will establish protocols for email communication, data transfer and data storage process (including cloud based and third-party sponsored share file data handling systems, if applicable). Considering that potential merger candidates of Company and/or third-party service providers to DEM or Company, such as accounting auditors, reserve auditors, tax consultants, legal counselors, banking institutions, etc. may have and require use of certain communication, data transfer and data storage processes and procedures to meet their internal controls and auditing, DEM and Company will work in cooperation to establish processes and protocols that meet all parties’ necessary needs and requirements.

1.2 Billing and Payment.

1.2.1 Contract Operating Fee. Company shall pay DEM a monthly fee (the “Contract Operating Fee”) in accordance with the following fee schedule:

Effective May 1, 2022 $40,000.00 per month

The Contract Operating Fee pertains specifically to the Contracted Services per Exhibit A, and the covered costs and expenses per Exhibit B, and does not include reasonable out-of-pocket costs and expenses incurred on behalf of the Company or through the services provided by DEM that are subject to reimbursement to DEM per Exhibit C.

Each monthly Contract Operating Fee shall be invoiced in writing by DEM to Company at least fifteen (15) days prior to its due date and be due and payable by the Company to DEM by the end of each month in which DEM has been contracted to provide such services.

1.2.2 Other Miscellaneous Costs and Expenses. Certain costs and expenses incurred by DEM in providing the Contracted Services related to general overhead and administration costs are intended to be covered by the Contract Operating Fee and are not subject to further reimbursement by the Company. Those costs and expenses that are not subject to reimbursement by the Company are attached hereto as Exhibit B. Those costs and expense not subject to Exhibit B shall be incurred by, invoiced to and paid directly by the Company, or, at the request of Company but at the sole discretion and approval of DEM, shall be paid for by DEM on behalf of Company with full reimbursement due from Company to DEM for such payments, such costs and expenses as addressed hereto as in Exhibit C.

1.2.3 Cash Calls. DEM and Company agree that it will work and cooperate to have certain costs and expenses incurred by Company (but not covered under the monthly Contract Operating Fee and as listed in Exhibit B) invoiced to and paid directly by Company, these certain costs and expenses including those as listed in Exhibit C. Should there be circumstances where certain costs and expenses incurred by the Company, but not covered under the monthly Contract Operating Fee, are invoiced to DEM and will be paid directly by DEM, then Company agrees that DEM shall also bill and invoice Company fifteen (15) days in advance for payment from Company to DEM for the amounts of these Contracted Services costs that are reimbursable to DEM. Company shall pay each such DEM invoice which shall include (1) those reimbursable costs already incurred by, invoiced to and paid by DEM and/or (2) an estimate of the next month’s certain reimbursable Contracted Services costs and expenses prior to DEM’s initiation of such Contracted Services (“Cash Call”) unless funds are available from a prior Cash Call payment, which then shall be used prior to the issuance of a subsequent Cash Call. In the event the actual cost for the Contracted Services is less than DEM’s estimate or prior invoice, then DEM will credit Company for the difference in the next invoice. In the event the actual cost for the Contracted Services is more than DEM’s estimate, then DEM will add the difference and the details of such services for Company to pay in the next invoice. DEM shall have no duty to continue providing to the Company the Contracted Services in which their costs and expense are reimbursable to DEM, as addressed hereto as Exhibit C, unless DEM has received payment from Company for prior invoiced amounts as noted above, which may or may not include advance payment for estimated Contracted Services, as provided in this Section 1.2.

1.2.4 All invoices, including Cash Calls for the Contracted Services, will be submitted to Company through the DEM FTP site or other electronic site as agreed to by the Parties in advance. The Cash Call payments made by Company to DEM for the Contracted Services shall only be used for the Contracted Services for which such payment or pre-payment was made, or will be made, as addressed in Section 1.2.2. All payments from Company to DEM shall be made by wire transfers to bank accounts as designated by the Parties.

1.3 Confidentiality. DEM shall treat as confidential all information provided by the Company regarding the Company’s business and operations, including without limitation the investment activities or holdings of the Company. All confidential information provided by the Company shall be used by DEM for the sole purposes of rendering services pursuant to this Agreement and, except as may be required in carrying out the terms of this Agreement, shall not be disclosed to any third party without the prior written consent of the Company. The foregoing shall not be applicable to any information that is publicly available when provided or which thereafter becomes publicly available or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

1.3.1 Potential Business Relationships. In connection with potential business relationships, DEM may receive or become aware of certain confidential and proprietary information relating to the business and operations of the Company, the Company’s sponsor, any target company considered by the Company or any of their respective affiliates, including reports, financial information, trade secrets, research information, finances and financial projections, current or future business plans and models and other business or operational information, regardless of whether such information is designated as confidential information at the time of its disclosure. Confidential information shall include all information (oral or written) relating to the potential business relationship, that the Company furnishes or has furnished to DEM prior to, on or after the date of this Agreement, and all notes, analyses, compilations, forecasts, studies or other documents that contain, reflect or are based on such information. DEM hereby acknowledges the confidential and proprietary nature of such confidential information and agrees that the confidential information will be used solely in connection with DEM services under this Agreement and for no other purpose, and further agrees not to disclose or otherwise attempt to use or personally benefit from any confidential information that is disclosed to or known by DEM. If DEM is requested or required, in connection with any proceeding by or before a governmental authority, to disclose any confidential information, DEM will give the Company prompt written notice of such request or requirement so that the Company may seek an appropriate order or other remedy protecting the confidential information from disclosure, and DEM will cooperate with the Company to obtain such protective order or other remedy.

1.4 Ownership of Property; Nomination; Definitions.

1.4.1 Company (or its designee) shall own all right, title and interest in and to (i) all tangible and intangible personal property (including inventory, supplies, equipment, and materials) and fixtures and other properties associated therewith (real, personal, fixtures, and mixed) of the Company, and (ii) all documentation, evaluation and due diligence material obtained or generated by DEM on behalf of the Company and as part of and relating to the work and services provided by DEM to the Company under the Contracted Services of this Agreement.

1.4.2 Definitions. Each of the following terms shall be a defined term, and each other term that is underlined and enclosed by parentheses and quotation marks in the preamble, recitals or body of this Agreement, or that is specified as a defined term in this Agreement, shall also be a defined term:

“Affiliate” as relates to any Person means any entity that directly or indirectly controls such Person, is controlled by such Person or is under common control with such Person. As used in this definition of Affiliate, “control” and “controlled” mean the ability to direct or cause the direction of the management and policies of another entity, whether by contract, ownership, voting rights, order of a Governmental Authority or arbitrator, or otherwise.

“Company Affiliate” means any entity that directly or indirectly controls Company, is controlled by Company or is under common control with Company. As used in this definition of Company Affiliate, “control” and “controlled” mean the ability to direct or cause the direction of the management and policies of another entity, whether by contract, ownership, voting rights, order of a Governmental Authority or arbitrator, or otherwise.

“Contracted Services” has the meaning set forth in Section 1.1.

“Governmental Authority” means any federal, provincial, state, county, parish, city, municipal or tribal governmental body, commission, council, legislature, court, tribunal, agency or board.

“Laws” means any and all constitutional provisions, decrees, rules, codes, regulations, statutes, ordinances, enactments, judicial and administrative orders, decisions and rulings adopted, enacted, promulgated or issued by any Governmental Authority, including the common law and legal duties owed to others.

“Person” means any natural person, corporation, limited liability company, association, partnership, joint venture, trust, estate, Governmental Authority, or other entity or organization, whether acting in an individual, fiduciary or other capacity.

“DEM Affiliate” means any person or entity that directly or indirectly controls DEM, is controlled by DEM, or is under common control with DEM. As used in this definition of DEM Affiliate, “control” and “controlled” mean the ability to direct or cause the direction of the management and policies of another entity, whether by contract, ownership, voting rights, order of a Governmental Authority or arbitrator, or otherwise.

“DEM Contractor” means any contractor or subcontractor or service provider (other than any DEM Affiliate) that is engaged by DEM or a DEM Affiliate, and includes the officers, directors, members, managers, owners, employees, and representatives of any such contractor or subcontractor or service provider.

Wherever used in this Agreement with initial capitalization, each term defined in this Agreement shall have the meaning ascribed to it in this Agreement, and each term defined in this Agreement in the singular shall include the plural of that term, and each term defined in this Agreement in the plural shall include the singular of that term.

1.5 Company Indemnity.

1.5.1 Except as otherwise provided in Subsection 1.6, Company agrees to release, indemnify, defend, and hold harmless DEM and all DEM Affiliates, and all DEM Contractors and their respective officers, directors, members, managers, owners, employees, and representatives (collectively, the “DEM Indemnified Persons”), from and against any and all losses, costs, damages, fines, penalties, expenses, fees and liabilities (collectively “Damages”) that any one or more of the DEM Indemnified Persons may suffer, sustain, incur or become subject to as result of, in connection with, incidental to, or in any manner related to: (i) any Damages asserted by any Person, for any personal injury, bodily injury, death or damage to personal property (including equipment, materials, and supplies), fixtures and/or real property, and (ii) any Damages asserted by any Person in relation to any environmental damages, including, without limitation, pollution, seepage, or contamination, including clean-up costs and control of the pollutant, in any such case relating to or arising from the performance of Contracted Services under this Agreement.

1.5.2 Company also agrees to release, indemnify, defend, and hold harmless any DEM Contractor from and against any Damages for which any DEM Indemnified Persons owes arising from any release, defense, or indemnity under an agreement or contract between DEM and such DEM Contractor concerning any of the Contracted Services (“Vendor Contract”), even if all or a portion of any such agreement or contract is void, invalid or unenforceable for any reason, and even if caused by the sole or concurrent negligence or other fault of a DEM Contractor or a DEM Indemnified Person or any other indemnitee. In addition, Company, to the extent that any DEM Indemnified Person incurs any cost, expense, or liability in any way arising out of or pursuant to any Vendor Contract that is not otherwise covered by the obligation undertaken by Company in the first sentence of this Subsection 1.5.2, Company agrees to release, indemnify, defend, and hold harmless the DEM Indemnified Person from and against any such cost, expense, or liability, even if caused by the sole or concurrent negligence or other fault of a DEM Indemnified Person or any other indemnitee.

1.5.3 D&O Insurance. To the extent the Company maintains liability insurance applicable to directors, officers, employees, agents or fiduciaries, DEM shall be covered by such policies in such a manner as to provide DEM the same rights and benefits as are provided to the Company’s directors, officers or the Company’s key employees, agents or fiduciaries.

1.6 DEM Indemnity.

1.6.1 DEM agrees to release, indemnify, defend, and hold harmless Company and all Company Affiliates, and its and their co-lessees and lease broker(s), and the respective officers, directors, members, managers, owners, employees and representatives of all of the foregoing (collectively, the “Company Indemnified Persons”) from and against any and all Damages that any one or more of the Company Indemnified Persons may suffer, sustain, incur or become subject to, as result of, in connection with, or in any manner related to, bodily injury or death of any of DEM employee, DEM Affiliate or DEM Contractor, even if caused by the sole or concurrent negligence or other fault of a Company Indemnified Person. Notwithstanding the foregoing, in the event Company requests DEM or any DEM Affiliates to employ any individual as an employee of DEM or DEM Affiliates, then in the event DEM or any DEM Affiliate employ any such individual, Company agrees to release, indemnify, defend, and hold harmless DEM and any DEM Affiliates from any Damages arising out of such employment, including without limitation any Damages resulting from the termination of any employment of such individuals that arises directly or indirectly out of this Agreement.

1.6.2 Except as provided in Section 1.6.1, and this Section 1.6.2, no DEM Indemnified Person shall have any liability to any Company Indemnified Person for any claims or Damages incurred by any Company Indemnified Person or any other Person (other than any DEM Indemnified Person) that in any way arise or result from this Agreement, except insofar as the claims or Damages resulted from the gross negligence or willful misconduct of any DEM Indemnified Person.

1.6.3 Except as provided in Section 1.6.1, no DEM Indemnified Person shall have any liability to any Company Indemnified Person for any claims or Damages related to any personal or real property, or any fixture, which is owned, rented or leased by Company or any other Company Indemnified Persons, or Damages associated therewith, that result from this Agreement.

1.7 Indemnification Procedure.

1.7.1 Advancement of Expenses. The indemnifying Person shall advance all expenses incurred by the indemnified Person. The advances to be made hereunder shall be paid by the indemnifying Person to the indemnified Person as soon as practicable but in any event no later than thirty (30) days after written demand by indemnified Person to the indemnifying Person. The indemnified Person hereby agrees to repay to the indemnifying Person all amounts advanced to indemnified Person hereunder if it is ultimately determined that indemnified Person is not entitled to indemnification hereunder. The indemnifying Person’s obligation to advance expenses shall terminate with respect to any claim as to which the indemnified Person shall have entered a plea of guilty or nolo contendere, or an equivalent plea acknowledging guilt.

1.7.2 Procedure. If any indemnified Person under this Article 1 discovers or otherwise becomes aware of a claim for which it is entitled to release, defense, or indemnity under this Agreement, such indemnified Person shall give written notice to the indemnifying Person as soon as practicable, but in any event no later than thirty (30) days after receipt of written notice by the indemnified Person, specifying such claim, and may thereafter exercise any remedies available to such indemnified Person under this Agreement; provided, however, the failure of any indemnified Person to give notice as provided herein will not relieve the indemnifying party of any obligations hereunder, to the extent the indemnifying party is not materially prejudiced thereby. Further, promptly after receipt by an indemnified Person hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for release, defense, or indemnification may be made against any indemnifying party, the indemnified Person will give written notice to the indemnifying party of the commencement of such action; provided, however, the failure of any indemnified Person to give notice as provided herein will not relieve the indemnifying party of any obligations hereunder, to the extent the indemnifying party is not materially prejudiced thereby. Notice shall be made pursuant to Section 2.3.1 of this Agreement or such other address as the indemnifying Person shall designate in writing to the indemnified Person. In addition, the indemnified Person shall give the indemnifying Person such information and cooperation as the indemnifying Person advises the indemnified Person is reasonably required and as shall be within the indemnified Person’s power, to the extent that doing so is consistent with the exercise of the indemnified Person’s rights under the federal and state Constitutions. The indemnifying Person shall provide the indemnified Person with such information and cooperation as the indemnified Person may reasonably require, to the extent that doing so is consistent with the indemnifying Person’s obligation to cooperate with regulatory or law enforcement agencies.

1.7.3 Notice to Insurers. If at the time of the receipt by the indemnifying Person of a notice of a claim pursuant to Section 1.7.2 the indemnifying Person has liability insurance in effect which may cover such claim, the indemnifying Person shall give prompt notice of the commencement of such claim to the insurers in accordance with the procedures set forth in the respective policies. The indemnifying Person shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the indemnified Person, all amounts payable as a result of such claim in accordance with the terms of such policies. The indemnifying Person shall keep the indemnified Person reasonably informed as to the status of all relevant insurance matters.

1.8 Trust Account Waiver. DEM hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this Agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

1.9 Survival Upon Termination. Notwithstanding anything to the contrary herein, the indemnification provisions contained in this Agreement shall survive termination of this Agreement for any reason.

1.10 Defense.

1.9.1 If any such action is brought against an indemnified Person for which such Person is entitled to release, defense, or indemnity under this Article 1, the indemnifying party will be entitled to participate in and to assume the defense thereof to the extent that it may wish, with counsel reasonably satisfactory to such indemnified Person, and after notice from the indemnifying Person to such indemnified Person of the indemnifying party’s election to assume the defense thereof, the indemnifying party shall not be liable to such indemnified Person for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof unless the indemnifying party has failed to assume the defense of such claim and to employ counsel reasonably satisfactory to such indemnified Person.

1.9.2 Notwithstanding any of the foregoing to the contrary, the indemnified Person will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying party fails to select counsel reasonably satisfactory to the indemnified Person, and the expenses of such defense to be paid by the indemnifying party. As a condition to the indemnifying party’s obligations hereunder, the indemnified Person will in good faith cooperate with and assist the indemnifying party in the prosecution or defense of such indemnified claim at no unreasonable expense to the indemnified Person.

1.9.3 No indemnifying party shall consent to entry of any judgment or enter into any settlement with respect to a claim either (i) without the consent of the indemnified Person, which consent shall not be unreasonably withheld, or (ii) unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Person of a release from all liability with respect to such claim. No indemnified Person shall consent to entry of any judgment or enter into any settlement of any such action, whether or not the defense of which has been assumed by an indemnifying party, without the consent of such indemnifying party, which consent shall not be unreasonably withheld.

1.11 Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to the indemnified Person for any reason whatsoever, the indemnifying Person, in lieu of indemnifying the indemnified Person, shall contribute to the amount incurred by the indemnified Person, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such proceeding in order to reflect (i) the relative benefits received by the indemnifying Person and the indemnified Person as a result of the events and/or transactions giving cause to such proceeding; and/or (ii) the relative fault of the indemnifying Person (and its directors, officers, employees and agents) and the indemnified Person in connection with such events and/or transactions.

1.12 Subrogation. Upon making any payment to a Company Indemnified Person pursuant to this Article 1, DEM will, to the extent of such payment, be subrogated to all rights of the Company Indemnified Person against all other Persons (other than the Company Indemnified Persons) in respect of all losses, liabilities, and Damages to which the payment relates, including any release, defense, or indemnity rights such Company Indemnified Person may have against any Person other than any Company Indemnified Person. No remedy or right exercised by DEM pursuant to this Section 1.12 with respect to any one or more claims shall limit, be exclusive to or prohibit the exercise of any one or more other rights and remedies available to DEM. Upon making any payment to a DEM Indemnified Person pursuant to this Article 1, Company will, to the extent of such payment, be subrogated to all rights of the DEM Indemnified Person against all other Persons (other than the DEM Indemnified Persons) in respect of all losses, liabilities, and Damages to which the payment relates, including any release, defense, or indemnity rights such DEM Indemnified Person may have against any DEM Contractor. No remedy or right exercised by Company pursuant to this Section 1.12 with respect to any one or more claims shall limit, be exclusive to or prohibit the exercise of any one or more other rights and remedies available to Company.

1.13 Limited to Actual Damages. The indemnification obligations of the parties under this Article 1 shall be limited to direct losses, and shall not include incidental, special, consequential, indirect, punitive, or exemplary Damages, provided that any such Damages recovered by a third party (including a Governmental Authority, but excluding any DEM Indemnified Person or any Company Indemnified Person) against a Person entitled to indemnification pursuant to this Article 1 shall be included in the Damages recoverable under such indemnity. This limitation of liability shall apply even if DEM or Company has been made aware of the possibility of such loss. Separately, to the fullest extent allowed by law, neither DEM nor Company shall be liable to the other for punitive or statutorily enhanced damages.

Article 2

Miscellaneous Provisions

2.1 Insurance. To the extent of its indemnity obligations under this Agreement, DEM shall carry the following insurance:

2.1.1. Worker’s Compensation Insurance and Employer’s Liability Insurance in amounts sufficient to comply with the laws of the State where such operations are conducted and where the property subject hereto is located, however in no event less than $1,000,000 for Employer’s Liability.

2.1.2. General Liability Insurance coverage with a limit of $1,000,000.00 per occurrence and $2,000,000.00 annual aggregate.

2.1.3. Automobile Liability and Combined Bodily Injury and Property Damage Insurance of not less than $1,000,000.00 combined single limit, for each accident.

2.1.4. DEM further agrees to provide additional amounts or kinds of insurance as may be reasonably deemed necessary and mutually agreed from time to time by both DEM and Company in accordance with the ongoing nature of operations, and changes in exposure to loss, to the extent the insurance is commercially available. All premiums for such additional insurance shall be for Company’s account.

2.1.5. Except for Worker’s Compensation and Employer’s Liability, all insurance policies of DEM providing coverage for any liability or loss related to or arising out of the Contracted Services required by this Agreement, shall, to the extent of the risks and liabilities assumed by DEM, name Company Indemnified Persons as additional insured and be specified as primary and non-contributory regardless of any other insurance carried by or available to, Company Indemnified Persons; further, all such policies and DEM’s Worker’s Compensation and Employer’s Liability policy shall, to the extent of the risks and liabilities assumed by DEM, waive subrogation against Company Indemnified Persons and their insurers. Except for Worker’s Compensation and Employer’s Liability, all insurance policies of Company providing coverage for any liability or loss related to or arising out of this Agreement, shall, to the extent of the risks and liabilities assumed by Company, shall name DEM Indemnified Persons as additional insured and be specified as primary and non-contributory regardless of any other insurance carried by or available to, DEM Indemnified Persons; further, all such policies and Company’s Worker’s Compensation and Employer’s Liability policy shall, to the extent of the risks and liabilities assumed by Company, waive subrogation against DEM Indemnified Persons and their insurers.

2.1.6. DEM shall not carry insurance for the benefit of Company, and Company shall bear all loss and expenditures directly or indirectly caused or incurred as a result of this Agreement, except to the extent DEM is specifically required to indemnify for such loss under this Agreement.

2.1.7. DEM’s insurance coverage required herein may be met by a combination of primary or excess insurance.

2.1.8. Company shall carry, or reimburse DEM for obtaining, any and all insurance obtained by DEM to comply with Subsections 2.1.4, if applicable.

2.1.9. Company shall carry sufficient insurance to cover its indemnity obligations under this Agreement and provide DEM with a certificate evidencing such insurance, which shall not be amended or terminated without providing DEM at least thirty (30) days advance written notice. The duty to carry insurance under this Agreement is independent of and separate from the indemnity obligations as provided herein and shall in no way limit a party’s indemnity obligations arising under this Agreement.

2.1.10. To the extent of DEM’s indemnity obligation under this Agreement, DEM shall also carry sufficient insurance and provide Company with a certificate evidencing such insurance which shall not be amended or terminated without providing Company at least thirty (30) days advance written notice. The duty to carry insurance under this Agreement is independent of and separate from the indemnity obligations as provided herein and shall in no way limit a party’s indemnity obligations arising under this Agreement.

2.1.11 Both (i) Company’s right to be named as an additional insured on DEM’s insurance policies and (ii) the primary nature of DEM’s policies, shall be limited to such coverage necessary to implement the indemnities for personal injuries expressly undertaken by DEM under this Agreement. In no event shall Company be named as an additional insured to cover Company property or Company’s indemnity obligations to DEM.

2.2 Construction. As used in this Agreement, the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including without limitation”, except where the context expressly otherwise requires. The headings and titles in this Agreement are for guidance and convenience of reference only and do not limit or otherwise affect or interpret the provisions of this Agreement. The parties acknowledge and agree that this Agreement has been prepared after negotiations between the parties and, if any ambiguity is contained herein, no weight shall be given in favor of or against a party in resolving such ambiguity on account of that party’s drafting of this Agreement.

2.3 Notices.

2.3.1. All notices, responses, elections, and other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by nationally recognized overnight courier, or mailed by U.S. Express Mail, or sent by e-mail transmission (provided any such e-mail transmission is confirmed either by written or verbal confirmation), addressed to the appropriate party at the address for that party shown below or at such other address (including applicable e-mail addresses) as that party shall have theretofore designated by written notice delivered to other party:

(a) If to   Company:

Dorchester Capital Acquisition Corp.

210 Park Avenue, Suite 3121

Oklahoma City, Oklahoma 73102

Attention: John T. Perri

Telephone No.: (405) 236-5179

Facsimile No.: (405) 236-5024

E-mail: jtperri@dorcap.com

(b) If to   DEM:

Dorchester Energy Management LLC

3037 NW 63rd Street, Suite 251W

Oklahoma City, Oklahoma 73116

Attention: Brian P. Shannon

Telephone No.: (832) 500-8501

E-mail: bshannon@dorchesterem.com

2.3.2. Any notice, election, response or other communication made in accordance with Subsection 2.3.1 of this Agreement shall be deemed to have been given when delivered to the other party’s address above, or if transmitted by facsimile or e-mail transmission, upon receipt of written confirmation of receipt. A party may change the contact information to which such communications are to be addressed by giving written notice to the other party in the manner provided in Subsection 2.3.1 of this Agreement.

2.3.3. General communications between the parties that are relevant to the work and communications in performance of the Contracted Services, but are not notices, responses, elections or other communications that require delivery as per Section 2.3.1, may be delivered orally or sent by facsimile or e-mail transmission, without the need for confirmation of receipt. Company and DEM will mutually agree upon and determine process and protocols for these general communications.

2.4 Independent Contractor. In the performance of the Contracted Services, DEM shall be deemed to be an independent contractor. Company shall designate the services it desires to be performed and the ultimate results to be obtained, but shall leave to DEM the methods and details of performance, Company being interested only in the results obtained, and having no control over the manner and method of performance. It is the understanding and intention of the parties hereto that no relationship of master and servant shall exist between Company and DEM, DEM Affiliates, DEM Contractors or DEM employees, invitees, subcontractors or representatives.

2.5 No Partnership. This Agreement does not create, and shall not be construed as creating, a partnership, business association, joint venture, or the relationship of principal and agent, or employer and employee between the parties. This Agreement has been entered into solely for the benefit of the Parties, and is not intended to create any interest, right or benefit in any person or entity that is not a named Party to this Agreement, including any DEM Contractor.

2.6 Governing Law. This Agreement and the legal relations between the parties, and any claim or dispute arising hereunder or relating hereto, shall be governed and construed in accordance with the laws of the State of Oklahoma, excluding any conflict of law rules which may require application of the laws of another jurisdiction. The prevailing party in any lawsuit or litigation concerning the construction or interpretation of this Agreement or the breach by any other party of any provision of this Agreement shall be entitled to such prevailing party’s reasonable attorneys’ fees and court costs. A suit, claim, or other action to enforce the terms of this Agreement shall be brought exclusively in the state and federal courts of Oklahoma County, Oklahoma. DEM hereby submits to the exclusive jurisdiction of that court and waives any objections it may have to that court asserting jurisdiction over DEM.

2.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. This Agreement may not be amended, altered or modified except by an instrument in writing signed by all of the parties expressly specifying the provisions amended, modified or altered. Neither party may assign any of its rights or delegate any of its undertakings or obligations under this Agreement without the other party’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed. Any purported assignment or delegation in violation of this Section 2.7 shall be void and of no force and effect.

2.8 Warranty. DEM agrees to perform the Contracted Services in a good and workmanlike manner, in accordance with general industry standards. The exclusive remedy for DEM’s performance of defective work, or for breach of DEM’s warranty, either express or implied, is limited to the re-performance of any defective work, within the original scope of work, brought to DEM’s attention, in writing, within three (3) months of DEM’s completion of the work. There are no other warranties express or implied under this Agreement, including but not limited to warranties of merchantability or fitness for a particular purpose.

2.9 Termination; Designation. Company may (in its sole and unfettered discretion) delay all or any of the Contracted Services at any time and from time to time. Company may (in its sole and unfettered discretion) terminate all or any of the Contracted Services at any time and from time to time in accordance with the Agreement upon written notice at least thirty (30) days prior to the effective termination date, in which event, DEM shall be paid at the applicable rates stipulated for all Contracted Services rendered in accordance with this Agreement up to the date of such termination, but shall not be entitled to be paid prospectively for any unperformed Contracted Services (including any Contracted Services unperformed because of such termination) /or any other compensation or damages in connection with that termination, except for reasonable costs incurred for any standby, early termination or similar costs owed to any DEM Contactor. Notwithstanding the foregoing, DEM may, upon written notice at least thirty (30) days prior to the effective termination date, terminate the Contracted Services with respect to any further obligations to the Company under this Agreement.

2.10 Counterparts. This Agreement may be executed in any number of counterparts and, when so executed, shall have the same effect as if all parties had executed the same instrument.

Signed by the parties as of the day and year first above written.

DORCHESTER CAPITAL ACQUISITION CORP.

By:	/s/ John T. Perri
John T. Perri, Chief Financial Officer

DORCHESTER ENERGY MANAGEMENT LLC

By:	/s/ Brian Shannon
Brian Shannon, Chief Executive Officer

EXHIBIT A

Contracted Services

“Contracted Services” means; (i) general management, administrative and operating services reasonably requested by and at the direction of Company, collectively the Management Services, (ii) Evaluation & Due Diligence Services more specifically outlined below and in example form as shown in Exhibit D, that may or may not be required at the direction and request of Company dependent upon potential merger target due diligence requirements, and (iii) any other service or activity agreed to by Company and DEM. At all times, DEM’s provision of the Contracted Services will be subject to the limitations set forth in this Agreement, and any other limits or restrictions mutually agreed to by Company and DEM.

The following services constitute “Management Services”:

1. General. DEM will (a) execute and carry out any lawful decisions or courses of action that have been approved by Company in writing, (b) maintain records for engineering, design, accounting, tax, regulatory, land and such other matters as are generally necessary for the conduct of the business of Company, (c) assist and support Company in general planning and budgeting activities, and (d) coordinate and manage Company’s reporting requirements for regulatory, tax, environmental or local compliance purposes.

2. Overhead Services. DEM will provide all general and administrative overhead services required for Company to conduct business of the Company.

3. Management. DEM will provide services in respect of the management of the Company as may be requested by the Company, including (a) services necessary to satisfy Company’s contractual obligations and obligations under applicable Law and permits and annual budgets, (b) making recommendations relating to the improvement of Company’s operations and maintenance (including major maintenance) of its assets, and (c) the management and administration of Company’s contracts and liaising with any Person that is party to a material contract with Company.

4. Liens. DEM will assist Company in working to maintain Company’s assets free and clear of all liens and encumbrances excluding liens and encumbrances arising in the ordinary course of business.

5. Funds and Funds Management. DEM will, as Company may reasonably request, (a) supervise all disbursements from, and to the extent of the availability of, funds provided by Company necessary to pay its debts and obligations, and (b) assist in opening accounts in the name of Company and assist in depositing, withdrawing and maintaining funds provided by Company in banks, savings and loan associations or other financial institutions. DEM will not under any circumstances commingle any funds, received on behalf and for Company or held for the account of Company, with DEM’s or any other Person’s funds.

Exhibit A- Page 15 of 27

6. Tax and Accounting Services. DEM will (a) assist, supervise and oversee financial and tax reporting processes, (b) assist and monitor Company’s compliance with its debt and financing documents, (c) maintain Company’s books of accounts and assist with preparation of Company’s periodic financial statements, and (d) assist and perform such other tax and accounting services as Company may reasonably request and that DEM has the capability to perform.

7. IT Services. DEM will provide (or cause to be provided) information technology services that are necessary for Company to perform and otherwise complete its business activities, including services for (a) the management and maintenance of computer networks and databases, technology systems, and phone networks and plans, (b) the development and implementation of plans and standards relating to information technology and procurement, (c) the development and implementation of security policies and systems for the computer databases and technology systems of Company, and (d) the procurement and acquisition of any other information technology services requested by Company but that are not ordinarily provided in the normal course of business of DEM, with the costs and licenses of such additional information technology services being at Company’s expense.

8. Third Party Services. DEM will (a) assist in engaging and managing outside legal, accounting and tax services for Company including, at Company’s expense, engaging professionals to provide Company with legal, accounting or tax counseling or recordkeeping services in relation to the Company and its operations and requirements, and at Company’s request and expense, assisting in initiating, maintaining, investigating, participating, defending and settling any claims, actions or proceedings to which Company is a party or which involve the Company, (b) assist in engaging and managing, at Company’s expense, engineering, operations and other technical consulting services as required in connection with the Company and its operations and requirements, and (c) assist in engaging and managing, at Company’s expense, environmental consulting services, including services (i) advising and counseling Company with respect to environmental compliance issues, including researching applicable environmental Laws and (ii) assisting Companyin obtaining and maintaining compliance with any and all necessary environmental permits, registrations, authorizations, licenses, approvals or consents from relevant organizations and governmental authorities.

9. Regulatory. DEM will (a) assist in engaging and managing outside regulatory services for the Company including, at Company’s expense, engaging professionals to provide Company with regulatory or financial consultants that are necessary to assist in regulatory services requested and required by the Company and its operations, (b) assist in engaging and managing regulatory consultants and cause the admission of Company into regional and industry associations if such admission would, in the judgment and request of Company, be required or desirable for the operations of the Company, and (c) with the request and approval of Company, assist in engaging and managing representation in lobbying, studies, special or extraordinary sessions determined to involve or be in the interest of Company, including assisting Company in its dealings with governmental, semi-governmental, administrative, fiscal or judicial bodies, departments, commissions, authorities, agencies or other entities having jurisdiction or regulatory power over the Company.

Exhibit A- Page 16 of 27

10. Insurance. At the request and direction of Company, DEM will assist in soliciting and securing recommendations and quotations on behalf of Company in respect of insurance program options for the Company. At the request, direction and approval of Company, DEM will procure on behalf of Company and at Company’s expense, insurance policies conforming to Company’s agreed and approved insurance program, and DEM shall assist in taking such measures as are within the control of DEM to maintain such policies in full force and effect. DEM shall be named as an additional insured in respect of all liability insurance policies maintained by Company, with waiver of subrogation.

11. Supervision. DEM will assist and provide supervisory services for Company or Company’s contractors and consultants, if applicable, in connection with the operation of the Company.

12. Staffing. As authorized, coordinated and approved by Company (including pursuant to an annual budget), DEM on behalf of Company will assist in contracting out any services requested and required by Company that are most effectively and efficiently provided by third parties.

13. Contract Administration. DEM will assist in negotiating, administering and terminating contracts, by and on behalf of Company and with approval of Company, in the ordinary course of business. All such contracts shall be executed by Company and be between the Company and such contractual party.

The following services constitute “Evaluation & Due Diligence Services”:

If, when and while Company sources, engages, evaluates and negotiates with oil and gas asset-based entities for potential acquisition or merger discussions and during Company’s due diligence processes on such entities, DEM will assist in providing the following services.

1. Software and IT Platform Evaluations. DEM will assist and provide, on behalf of the Company, evaluations of the corporate level software and IT platform of the potential merger entity including, but not limited to, the following:

a.	Review, evaluate and analyze the oil & gas accounting, engineering, geological, reserve, land, mapping and other related software, IT and data base platforms being utilized by the potential merger entity.

b.	Review, evaluate and analyze all cloud based and/or internal hardware networks and platforms for redundancy, backup and recovery systems and functions.

c.	Review, evaluate and analyze all data security and encryption networks and processes being utilized and implemented.

d.	Report and provide assessments to Company’s board and management on potential merger entity’s software, database, network, and data security processes and platforms.

Exhibit A- Page 17 of 27

2. Corporate Administration Evaluations. DEM will assist and provide, on behalf of the Company, evaluations of the corporate level administration and management processes of the potential merger entity including, but not limited to, the following:

a.	Review, evaluate and assess management’s coordination and oversight of employment and HR processes and platforms.

b.	Review, evaluate and assess management’s board, debt holders and equity sponsors communication and reporting processes.

c.	Review, evaluate and assess management’s accounting, engineering, reserve, geological, land, legal and other operational services reporting and decision-making processes and controls.

d.	Review, evaluate and assess management’s sourcing, coordination and oversight of any outside independent financial, tax, engineering, legal and operational services and consultants.

e.	Review, evaluate and assess management’s coordination, guidance and oversight of any current and/or future debt and lender obligations and stipulations, and current and future debt leverage positions and targets.

f.	Review, evaluate and assess management’s existing hydrocarbon production volume and price hedging programs, analysis, strategies, monitoring and approval processes, and review of environmental compliance, permits and other regulatory matters.

g.	Review, evaluate and assess management’s formulation, coordination and implementation of any current and future asset acquisition and divestiture processes, along with approval requirements of officers, board members and lenders of any such asset acquisition and divestiture activities.

h.	Report and provide assessments to Company’s board and management on potential merger entity’s corporate administration, management and reporting processes and platforms.

3. Land Management Evaluations. DEM will assist and provide, on behalf of the Company, evaluations of the corporate level land administration, management and documentation processes of the potential merger entity including, but not limited to, the following:

a.	Evaluate and assess land administration personnel and experience.

b.	Evaluate and assess land management, leasing and mapping software and database platforms.

c.	Review, evaluate and analyze management’s land, contract, division of interest and leasehold monitoring, document preparation, review and approval processes.

d.	Review and evaluate management’s coordination of submission, monitoring and filing of recorded land documentation with necessary authorities, when applicable.

Exhibit A- Page 18 of 27

e.	Review, evaluate and assess land management’s support and coordination with accounting and engineering personnel on unit, lease and well ownership corrections, deletions, additions and other changes.

f.	Review, evaluate and assess land management’s coordination and support of communications with operator and non-operator working interest partners.

g.	Review, evaluate and assess coordination of communications and ownership documentation of royalty interest owners.

h.	Review, evaluate and analyze coordination, preparation, approval and monitoring of authorization for expenditure (AFE) processes for leasehold, workovers, capital projects and new drill wells.

i.	Review, evaluate and assess land management’s coordination and oversight of employees, contract landmen, brokers and title attorneys on leasehold acquisition projects, mortgage documentation preparation and other title related projects.

j.	Report and provide assessments to Company’s board and management on potential merger entity’s land administration software, databases, personnel and processes.

4. Accounting and Financial Services Evaluations. DEM will assist and provide, on behalf of the Company, evaluations of the corporate level accounting, treasury, financial reporting, tax preparation, debt/loan servicing and commodity price risk management processes of the potential merger entity including, but not limited to, the following:

a.	Evaluate and assess accounting and financial reporting personnel and experience.

b.	Evaluate and assess accounting, financial reporting and treasury management software and database platforms.

c.	Review, evaluate and assess oil & gas operational accounting system, processes, controls and approvals – including revenue, joint interest billing, AFE monitoring, accounts payable, accounts receivable, and account reconciliation.

d.	Review, evaluate and assess treasury management processes, controls and approvals – cash and account balance reconciliations, payment approval processes and controls.

e.	Review, evaluate and assess financial reporting processes and preparations - monthly, quarterly and annual unaudited financial statements.

f.	Review and evaluate asset-based reporting processes – lease operating statements.

g.	Review and evaluate historical and proforma budget and cashflow projections.

h.	Review and evaluate coordination, management and approval processes for annual independent audited financial statement preparation.

Exhibit A- Page 19 of 27

i.	Review and evaluate coordination, management and approval processes for the preparation of local, state and federal tax filings by outside tax consultants. Review and assess that any necessary filings and payments have been timely and diligently met.

j.	Review and assess any existing loan and debt obligations, principal and interest payment schedules, borrowing base redetermination processes, and available and committed borrowing bases.

k.	Review and evaluate existing hydrocarbon production volume and price hedging positions and assess potential future cash flow generation or liability – based upon estimated future prices in relation to hedging positions.

l.	Review current/latest financial information and reports – audited and unaudited financial statements, lease operation statements, bank balances, hedging positions, budget and cashflow projections, tax balances (if applicable).

m.	Report and provide assessments to Company’s board and management on potential merger entity’s accounting software, databases, personnel and processes.

n.	Report and provide assessments to Company’s board and management on potential merger entity’s financial information and positions.

5. Engineering and Reserve Evaluations. DEM will assist and provide, on behalf of the Company, evaluations of the corporate level engineering and reserve administration, management and documentation processes of the potential merger entity including, but not limited to, the following:

a.	Evaluate and assess engineering, geological, asset operations and reserve support personnel and experience.

b.	Evaluate and assess production, geological, field operations, AFE and reserve software and database platforms.

c.	Review and evaluate management’s oil & gas production operations, field data monitoring, and workover and new drill well oversight processes.

d.	Review and evaluate management’s coordination, technical evaluation, economical evaluation and approval processes for; leasehold acquisition programs, workovers, new drill well proposals and other capital projects.

e.	Review and evaluate management’s coordination of quarterly, semi-annual and annual oil & gas assets’ reserve and economic valuation reports including; historical and estimated future lease operating costs, historical and estimated future production well performance, historical and estimated future drilling and completion costs, historical and estimated future capital development activity and capabilities, all integrating specific producing region and operator assessment data (geologic, drilling, completion) where applicable.

Exhibit A- Page 20 of 27

f.	Review and assess processes and standards utilized by independent third-party consulting firm(s) that perform annual (or semi-annual) audited reserve reports on the oil & gas assets of the potential merger entity.

g.	Review current/latest oil & gas asset reserve and economic assessment reports – internally generated (unaudited) and independent third-party (audited) reports.

h.	Report and provide assessments to Company’s board and management on potential merger entity’s production, engineering, geological, AFE and reserve software, databases, personnel and processes.

i.	Report and provide assessments to Company’s board and management on potential merger entity’s oil & gas asset based reserve and economic valuations, production based future cashflow estimates, along with valuation growth based upon potential capital development activity.

6. Information. DEM will assist and maintain the following data and reports as and if they are received by DEM or the Company during its business activities and any due diligence processes: (a) copies of all logs and surveys; (b) regular drilling, workover or similar operations reports; (c) copies of all plugging reports; (d) copies of all geological and geophysical maps and reports and all environmental permits; (e) well tests, completion and similar operations reports; (f) if prepared, engineering studies, development schedules and annual progress reports on development projects; (g) field and well performance reports, including reservoir studies and reserve estimates; (h) lease documents, contracts, agreements, title instruments and title files; and (i) such additional information as would be provided to the Company during its business activities and any potential due diligence processes. DEM, at Company’s direction and guidance, will assist Company in storage, retrieval and return of such data and reports, as may be requested or required by Company.

Exhibit A- Page 21 of 27

EXHIBIT B

COSTS AND EXPENSES COVERED BY CONTRACT OPERATING FEE

The following non-exclusive list of costs and expenses incurred by DEM in providing the Contracted Services are intended to be covered by the Contract Operating Fee, and are not subject to further reimbursement by the Company:

1.	Personnel wages, salaries and bonuses;

2.	Personnel burdens and benefits;

3.	Pension, retirement and insurance plans;

4.	Employee parking;

5.	Club and professional memberships;

6.	Office rent and occupancy costs;

7.	Unemployment, payroll and other taxes;

8.	Office utilities;

9.	Office maintenance and repairs;

10.	Telephone and communications

11.	Postage and delivery expense;

12.	Costs of insurance maintained by DEM, including insurance as provided in Section 2.1;

13.	Computer and software costs; and

14.	Start-up costs incurred in connection with the organization, staffing and equipment procurement of Manager.

Exhibit B - Page 22 of 27

EXHIBIT C

COSTS AND EXPENSES SUBJECT TO REIMBURSEMENT

The following non-exclusive list of reasonable out-of-pocket costs and expenses incurred by DEM shall be reimbursable to DEM to the extent (and solely to the extent) related to the provision of Contracted Services under this Agreement:

1.	Professional dues and subscriptions related to the Company or assets;

2.	Training expenses related to the Company or assets;

3.	Insurance costs of the Company or assets;

4.	Software licenses related to the Company or assets;

5.	Data processing of the Company or assets;

6.	Computer and software support related to the Company or assets;

7.	Office equipment and rentals related to the Company or assets;

8.	Office supplies related to the Company or assets;

9.	Company meals related to the Company or assets;

10.	Administrative contractors or consultants related to the Company or assets;

11.	Outsourced accounting, regulatory or land services of the Company or assets;

12.	Independent geological, geophysical and engineering services related to the Company;

13.	Audit expense of the Company or assets;

14.	Legal services related to the Company or assets;

15.	Tax return services of the Company and/or for owner(s);

16.	State franchise taxes and related filing fees for state tax returns and annual reports, and other taxes and related filing fees of the Company and/or for owner(s);

17.	Investor and lender reporting and/or filing expense of the Company;

18.	Asset acquisition and divesture process fees and due diligence costs;

19.	Consummated property acquisition costs of the Company;

20.	Travel, meals and lodging related to Management Services for the Company; and

21.	Travel, meals and lodging for Evaluation & Due Diligence Services for the Company.

Exhibit C - Page 23 of 27

EXHIBIT D

Evaluation & Due Diligence Services Completion Form - Potential Merger Target

Completed	Software and IT Platform Evaluations
________	Review and evaluate the oil & gas accounting software and data base platforms
________	Review and evaluate the oil & gas engineering software and data base platforms
________	Review and evaluate the oil & gas geological software and data base platforms
________	Review and evaluate the oil & gas reserve software and data base platforms
________	Review and evaluate the oil & gas land software and data base platforms
________	Review and evaluate the oil & gas mapping software and data base platforms
________	Review and evaluate the oil & gas analytics and presentation software
________	Review, evaluate and analyze all cloud based and/or internal hardware networks and platforms for redundancy, backup and recovery systems and functions
________	Review, evaluate and analyze all data security and encryption networks and processes being utilized and implemented
________	Provide written assessments to Company's management and BOD's on potential merger entity's software, database, network, and data security processes and platforms

Completed	Corporate Administration Evaluations
________	Review, evaluate and assess management's coordination and oversight of employment and HR processes and platforms.
________	Review, evaluate and assess management's board, debt holders and equity sponsors communication and reporting processes.
________	Review, evaluate and assess management's accounting, engineering, reserve, geological, land, legal, environmental, safety and other departmental reporting and decision approval processes and controls.
________	Review, evaluate and assess management's sourcing, evaluation, coordination and oversight of any outside independent financial, tax, engineering, legal, environmental, safety and field operational services and consultants.
________	Review, evaluate and assess management's coordination, guidance and oversight of any current and/or future debt and lender obligations and stipulations, and current and future debt leverage positions and targets
________	Review, evaluate and assess management's hydrocarbon production volume and price hedging program's goals, strategy, lender requirements, implementation, performance monitoring and approval processes.
________	Review, evaluate and assess management's goals, strategies, coordination and implementation of any current and future asset acquisition and divestiture processes, along with approval processes and requirements of the officers, board members and lenders of any such activities.
________	Report and provide written assessments to Company's management and BOD's on potential merger entity's corporate administration, management and reporting requirements, processes and platforms.

Exhibit D - Page 24 of 27

Exhibit D - Page 25 of 27

Exhibit D - Page 26 of 27

Exhibit D - Page 27 of 27